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FORM 4                                                 OMB APPROVAL
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[ ] Check this box if no longer             OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:           January 31, 2005
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).          hours per response............. 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1. Name and Address of Reporting Person*
   Kelley         Brian  J.
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   (Last)             (First)          (Middle)
   3118 W. Thomas Rd., Ste. 707
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   (Street)
    Phoenix         AZ        85017
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   (City)             (State)           (Zip)
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2. Issuer Name and Ticker or Trading Symbol
   Care Concepts, Inc.  CARC
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3. IRS Or Social Security Number of Reporting Person (Voluntary)
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4. Statement for Month/Year
   October/ 2002
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5. If Amendment, Date of Original (Month/Year)
September 2001
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                          [X] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
Form 4 (continued)

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                TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
BENEFICIALLY OWNED
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
1.Title of                2. Trans-   3. Trans-     4. Securities     5.
Amount of  6. Owner-  7. Nature of
  Security            action                Acquired        Securities               ship
Form:   Beneficial
  (Instr. 3)         Date       action           (A)or Disposed of (D)
Beneficially    Direct        Ownership
                     (Month/    Code          (Instr. 3, 4 and 5)
Owned at     (D) or         (Instr. 4)
                     Day/       (Instr. 8)    ----------------------     End
of Month      Indirect
                    Year)      ----------        (A) or          (Instr.
3 and 4)     Indirect( I)
                                                 Code    V     Amount     (D)
Price                    (Instr. 4)
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Common Stock    09/21/01        S           500,000     D      $.035
4,860,994        D     N/A
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       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative           2. Conver-      3. Trans-      4. Transac-
5. Number of Derivative
   Security (Instr. 3)              sion or         action         tion
Securities Acquired
                                    Exercise        Date           Code
(A) or Disposed
                                    Price of        (Month/        (Instr. 8)
of (D)(Instr. 3,4, and 5)
                                    Derivative      Day/           -----------
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                                    Security        Year)          Code      V
(A)         (D)
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6. Date Exercisable                                           9. Number
   and Expiration     7. Title and Amount of                     of Derivative
10. Ownership
   Date (Month/          Underlying Securities                   ative
Form of
   Day/Year)             (Instr. 3 and 4)                        Securities
Derivative   11. Nature of
   ----------------     --------------------    8. Price of      Beneficially
Security:        Indirect
   Date     Expira-                Amount or       Derivative    Owned at
Direct (D)       Beneficial
   Exer-    tion                   Number of       Security      End of Month
or Indirect      Ownership
   cisable  Date        Title      Shares          (Instr.5)     (Instr. 4)
(I)(Instr.4)     (Instr.4)
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
Explanation of Responses:

                           /s/ Brian J. Kelley.                  10/01/02
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                           **Signature of Reporting Person     Date
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).